Exhibit 99.1

ENERGY SERVICES OF AMERICA ANNOUNCES ACQUISITION

Huntington, WV   December 16, 2020- Energy Services of America Corporation (the “Company” or “Energy Services”) (OTC QB: ESOA) formed a newly wholly owned subsidiary, West Virginia Pipeline Acquisition Company (“West Virginia Pipeline”), a West Virginia corporation, which has entered into an Asset Purchase Agreement with WV Pipeline, Inc. “WV Pipeline”, a West Virginia corporation located in Princeton, West Virginia to acquire substantially all of the assets of WV Pipeline for $3.5 million in cash and a $3.0 million seller note. The Company expects the transaction will close on December 31, 2020. David Bolton and Daniel Bolton will continue their roles as President and Vice President, respectively, of Energy Services’ new subsidiary.

Douglas Reynolds, President, commented on the announcement. “WV Pipeline is a great company with a long history in southern West Virginia and this acquisition extends and deepens our services offered to gas and water distribution utilities. Increasing our exposure to these growing markets is a key strategic initiative for Energy Services, which makes WV Pipeline a great fit.” Reynolds continued “We are also very pleased that David and Danny Bolton have agreed to stay on with us. They have a tremendous amount of knowledge and experience in the industry and we look forward to working with them.”

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America Corporation

Contact: Douglas Reynolds, President

(304)-522-3868